EXHIBIT 17:

                                  RULE 24f-2 NOTICE
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                            RUSHMORE TRUST & SAVINGS, FSB



                                  February 22, 1995



          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

          Re:  Rule 24f-2 Notice
               Fund for Government Investors, Inc.
               File No. 2-52552

          Dear Sir or Madam:

               The following is duly submitted pursuant to Rule 24f-2 of the Investment Company Act of 1940 as amended:

               1.   For fiscal year ended December 31, 1994

               2. There were no registered shares under the Securities Act of 1933 remaining unsold at the beginning of said fiscal year

               3. No shares were registered during the fiscal year other than pursuant to the Investment Company Act of 1940 as amended.

               4. The aggregate number of shares sold during the fiscal year was 2,408,980,307.

               5. The aggregate number of shares sold during the fiscal year in reliance on the relevant section of the Act was 2,408,980,307.

                    The proceeds from the sale of Fund shares in 1994 totalled $2,408,980,307. Disbursements due to the redemption of Fund shares in 1994 were $2,485,592,551. As redemptions exceeded sales of Fund shares, no registration fee is due.

          Sincerely,



          /s/ William L. Major
          Vice President & Secretary

                 4922 Fairmont Avenue, Bethesda, Maryland  20814-6076
              3621 East Lombard Street, Baltimore, Maryland  21224-2408
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